NORTHROP GRUMMAN CORPORATION

EXHIBIT 99.4
PART II
Item 8. Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Northrop Grumman Corporation
Falls Church, Virginia
We have audited the accompanying consolidated statements of financial position of Northrop Grumman Corporation and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of earnings and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Northrop Grumman Corporation and subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 1, 2016, not presented herein, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/	Deloitte & Touche LLP
McLean, Virginia
February 1, 2016
(April 26, 2016 as to the reclassification of segment information as described in Notes 1, 3 and 7)

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31
$ in millions, except per share amounts	2015	2014	2013
Sales
Product	$13,966	$14,015	$14,033
Service	9,560	9,964	10,628
Total sales	23,526	23,979	24,661
Operating costs and expenses
Product	10,333	10,431	10,623
Service	7,551	7,947	8,659
General and administrative expenses	2,566	2,405	2,256
Operating income	3,076	3,196	3,123
Other (expense) income
Interest expense	(301)	(282)	(257)
Other, net	15	23	(3)
Earnings before income taxes	2,790	2,937	2,863
Federal and foreign income tax expense	800	868	911
Net earnings	$1,990	$2,069	$1,952

Basic earnings per share	$10.51	$9.91	$8.50
Weighted-average common shares outstanding, in millions	189.4	208.8	229.6
Diluted earnings per share	$10.39	$9.75	$8.35
Weighted-average diluted shares outstanding, in millions	191.6	212.1	233.9

Net earnings (from above)	$1,990	$2,069	$1,952
Other comprehensive income (loss)
Change in unamortized benefit plan costs, net of tax (expense) benefit of ($45) in 2015, $1,423 in 2014 and ($1,177) in 2013	75	(2,316)	1,790
Change in cumulative translation adjustment	(41)	(59)	14
Other, net	2	3	(1)
Other comprehensive income (loss), net of tax	36	(2,372)	1,803
Comprehensive income (loss)	$2,026	$(303)	$3,755
The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
$ in millions	2015	2014
Assets
Cash and cash equivalents	$2,319	$3,863
Accounts receivable, net	2,841	2,806
Inventoried costs, net	807	742
Prepaid expenses and other current assets	367	369
Total current assets	6,334	7,780
Property, plant and equipment, net of accumulated depreciation of $4,849 in 2015 and $4,611 in 2014	3,064	2,991
Goodwill	12,460	12,466
Deferred tax assets	1,409	2,026
Other non-current assets	1,187	1,309
Total assets	$24,454	$26,572

Liabilities
Trade accounts payable	$1,282	$1,305
Accrued employee compensation	1,195	1,441
Advance payments and amounts in excess of costs incurred	1,537	1,713
Other current liabilities	1,443	1,433
Total current liabilities	5,457	5,892
Long-term debt, net of current portion of $110 in 2015 and $3 in 2014	6,416	5,925
Pension and other post-retirement benefit plan liabilities	6,172	6,555
Other non-current liabilities	887	965
Total liabilities	18,932	19,337

Commitments and contingencies (Note 11)

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2015—181,303,083 and 2014—198,930,240	181	199
Paid-in capital	—	—
Retained earnings	10,661	12,392
Accumulated other comprehensive loss	(5,320)	(5,356)
Total shareholders’ equity	5,522	7,235
Total liabilities and shareholders’ equity	$24,454	$26,572
The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
$ in millions	2015	2014	2013
Operating activities
Net earnings	$1,990	$2,069	$1,952
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	467	462	495
Stock-based compensation	99	134	144
Excess tax benefits from stock-based compensation	(103)	(81)	(43)
Deferred income taxes	572	216	128
Changes in assets and liabilities:
Accounts receivable, net	(30)	(105)	171
Inventoried costs, net	(80)	(24)	101
Prepaid expenses and other assets	43	13	(51)
Accounts payable and other liabilities	(632)	(89)	(169)
Income taxes payable	135	84	2
Retiree benefits	(263)	(17)	(281)
Other, net	(36)	(69)	34
Net cash provided by operating activities	2,162	2,593	2,483

Investing activities
Capital expenditures	(471)	(561)	(364)
Other investing activities, net	40	(84)	18
Net cash used in investing activities	(431)	(645)	(346)

Financing activities
Common stock repurchases	(3,182)	(2,668)	(2,371)
Net proceeds from issuance of long-term debt	600	—	2,841
Cash dividends paid	(603)	(563)	(545)
Payments of long-term debt	—	—	(877)
Other financing activities, net	(90)	(4)	103
Net cash used in financing activities	(3,275)	(3,235)	(849)
(Decrease) increase in cash and cash equivalents	(1,544)	(1,287)	1,288
Cash and cash equivalents, beginning of year	3,863	5,150	3,862
Cash and cash equivalents, end of year	$2,319	$3,863	$5,150
The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Year Ended December 31
$ in millions, except per share amounts	2015	2014	2013
Common stock
Beginning of year	$199	$218	$239
Common stock repurchased	(19)	(21)	(27)
Shares issued for employee stock awards and options	1	2	6
End of year	181	199	218
Paid-in capital
Beginning of year	—	848	2,924
Common stock repurchased	—	(999)	(2,345)
Stock compensation	—	139	274
Other	—	12	(5)
End of year	—	—	848
Retained earnings
Beginning of year	12,392	12,538	11,138
Common stock repurchased	(3,154)	(1,637)	—
Net earnings	1,990	2,069	1,952
Dividends declared	(596)	(578)	(552)
Stock compensation	29	—	—
End of year	10,661	12,392	12,538
Accumulated other comprehensive loss
Beginning of year	(5,356)	(2,984)	(4,787)
Other comprehensive income (loss), net of tax	36	(2,372)	1,803
End of year	(5,320)	(5,356)	(2,984)
Total shareholders’ equity	$5,522	$7,235	$10,620
Cash dividends declared per share	$3.10	$2.71	$2.38
The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Northrop Grumman Corporation (herein referred to as “Northrop Grumman,” the “company,” “we,” “us,” or “our”) is a leading global security company. We offer a broad portfolio of capabilities and technologies that enable us to deliver innovative products, systems and solutions for applications that range from undersea to outer space and into cyberspace. We provide products, systems and solutions in unmanned systems; cyber; command, control, communications and computers (C4), intelligence, surveillance, and reconnaissance (C4ISR); strike aircraft; and logistics and modernization to government and commercial customers worldwide. We participate in many high-priority defense and government programs in the United States (U.S.) and abroad. We conduct most of our business with the U.S. Government, principally the Department of Defense (DoD) and intelligence community. We also conduct business with foreign, state and local governments and commercial customers.
Principles of Consolidation
The consolidated financial statements include the accounts of Northrop Grumman and its subsidiaries. Material intercompany accounts, transactions and profits are eliminated in consolidation. Investments in equity securities and joint ventures where the company has significant influence, but not control, are accounted for using the equity method.
Accounting Estimates
The company’s financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The preparation thereof requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements, as well as the reported amounts of sales and expenses during the reporting period. Estimates have been prepared using the most current and best available information; however, actual results could differ materially from those estimates.
Related Party Transactions
For all periods presented, the company had no material related party transactions.
Revenue Recognition
The majority of our sales are derived from long-term contracts with the U.S. Government for the production of goods, the provision of services, or in some cases, a combination of both. In accounting for these contracts, we utilize either the cost-to-cost method or the units-of-delivery method of percentage-of-completion accounting, with cost-to-cost being the predominant method. Generally, sales under cost-reimbursement contracts and construction-type contracts that provide for deliveries at lower volume rates per year or a small number of units are accounted for using the cost-to-cost method. Under this method, sales, including estimated profits, are recorded as costs are incurred. Generally, sales under contracts that provide for deliveries at higher volume rates per year or a large number of units are accounted for using the units-of-delivery method. Under this method, cost and sales are recognized as units are delivered to the customer. The company estimates profit on contracts as the difference between total estimated sales and total estimated cost at completion and recognizes that profit either as costs are incurred (cost-to-cost) or as units are delivered (units-of-delivery). The company classifies sales as product or service depending upon the predominant attributes of the contract.
Contract sales may include estimated amounts not contractually agreed to by the customer, including cost or performance incentives (such as award and incentive fees), un-priced change orders, claims and requests for equitable adjustment (REAs). Further, as contracts are performed, change orders can be a regular occurrence and may be un-priced until negotiated with the customer. Un-priced change orders are included in estimated contract sales when management believes it is probable they will be recovered through a change in contract price. Amounts representing claims (including change orders unapproved as to both scope and price) and REAs are included in estimated contract sales when management believes it is probable the claim and/or REA will result in additional contract revenue and the amount can be reliably estimated based on the facts and circumstances known to us at the time. As of December 31, 2015, the company has initiated REAs with the U.S. government and an international customer seeking recovery of approximately $300 million under contracts related to two Aerospace Systems programs. A substantial portion of the REAs was initiated during the fourth quarter of 2015. The REAs relate to what we believe is work performed by the company at the direction of our customers that is beyond the scope of the related contracts as well as costs incurred by the company as a result of customer-caused delays and disruption. The total amount of additional contract sales we have assumed as of December 31, 2015 is approximately $225 million.

NORTHROP GRUMMAN CORPORATION

We are currently negotiating the REAs and the terms of the contracts with our customers. Recognized amounts related to claims and REAs as of December 31, 2014 were not material individually or in aggregate.
The company's U.S. Government contracts generally contain provisions that enable the customer to terminate a contract for default, or for the convenience of the government. If a contract is terminated for default, we may not be entitled to recover any of our costs on partially completed work and may be liable to the government for re-procurement costs of acquiring similar products or services from another contractor, and for certain other damages. Termination of a contract for the convenience of the government may occur when the government concludes it is in the best interests of the government that the contract be terminated. Under a termination for convenience, the contractor is typically entitled to be paid in accordance with the contract’s terms for costs incurred prior to the effective date of termination, plus a reasonable profit and settlement expenses. At December 31, 2015, the company did not have any contract terminations in process that we anticipate would have a material effect on our consolidated financial position, annual results of operations and/or cash flows.
Net Estimate-At-Completion (EAC) Adjustments - We recognize changes in estimated contract sales, costs or profits using the cumulative catch-up method of accounting. This method recognizes, in the current period, the cumulative effect of the changes on current and prior periods as net EAC adjustments; sales and profit in future periods of contract performance are recognized as if the revised estimates had been used since contract inception. If it is determined that a loss will result from the performance of a contract, the entire amount of the estimable future loss is charged against income in the period the loss is identified. Loss provisions are first offset against any costs that are included in unbilled accounts receivable or inventoried costs, and any remaining amount is reflected in liabilities.
Significant EAC adjustments on a single contract could have a material effect on the company's consolidated financial position or annual results of operations. Where such adjustments occur, we generally disclose the nature, underlying conditions and financial impact of the adjustments. No discrete event or adjustments to an individual contract were material to the accompanying consolidated statements of earnings and comprehensive income (loss) for each of the three years ended December 31, 2015, 2014, and 2013.
The following table presents the effect of aggregate net EAC adjustments:

	Year Ended December 31
$ in millions, except per share data	2015	2014	2013
Operating Income	$580	$664	$753
Net Earnings(1)	377	432	489
Diluted earnings per share(1)	1.97	2.04	2.09

(1)	Based on statutory tax rates
Sales by Customer Category - The following table presents sales by customer category:

	Year Ended December 31
	2015		2014		2013
$ in millions	$	%(1)	$	%(1)	$	%(1)
U.S. Government(2)	$19,458	83%	$20,085	84%	$21,278	86%
International(3)	3,339	14%	3,045	13%	2,493	10%
Other Customers(4)	729	3%	849	3%	890	4%
Total Sales	$23,526		$23,979		$24,661

(1)	Percentage of total sales.

(2)
Sales to the U.S. Government include sales from contracts for which Northrop Grumman is the prime contractor, as well as those for which the company is a subcontractor and the ultimate customer is the U.S. Government. Each of the company's segments derives substantial revenue from the U.S. Government.

(3)	International sales include foreign military sales contracted through the U.S. Government, direct commercial sales with governments outside the U.S. and commercial sales outside the U.S.

(4)	Sales to Other Customers include sales to U.S. state and local governments and U.S. commercial customers.

NORTHROP GRUMMAN CORPORATION

General and Administrative Expenses
In accordance with industry practice and the regulations that govern cost accounting requirements for government contracts, most general management and corporate expenses incurred at the segment and corporate locations are considered allowable and allocable costs. Allowable and allocable general and administrative costs, including independent research and development (IR&D) and certain bid and proposal (B&P) costs, are allocated on a systematic basis to contracts in progress and are included as a component of total estimated contract costs, including any provision for loss contracts.
Research and Development
Company-sponsored research and development activities primarily include IR&D efforts related to government programs. Company-sponsored IR&D expenses totaled $712 million, $569 million and $507 million in 2015, 2014 and 2013, respectively. Customer-funded research and development activities are charged directly to the related contracts.
Environmental Costs
We accrue for environmental liabilities when management determines that, based on the facts and circumstances known to the company, it is probable the company will incur costs to address environmental impacts and the costs are reasonably estimable. When only a range of amounts is established and no amount within the range is more probable than another, we record the low end of the range. The company typically projects environmental costs for up to 30 years, records environmental liabilities on an undiscounted basis, and excludes asset retirement obligations and certain legal costs. At sites involving multiple parties, we accrue environmental liabilities based upon our expected share of liability, taking into account the financial viability of other liable parties. As a portion of environmental remediation costs is expected to be recoverable through overhead charges on government contracts, such amounts are deferred in inventoried costs (current portion) and other non-current assets. The portion of environmental costs not expected to be recoverable is expensed.
Fair Value of Financial Instruments
The company measures the fair value of its financial instruments using observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions.
These two types of inputs create the following fair value hierarchy:
Level 1 - Quoted prices for identical instruments in active markets.
Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
Level 3 - Significant inputs to the valuation model are unobservable.
Marketable securities accounted for as trading and available-for-sale are recorded at fair value on a recurring basis. For available-for-sale securities, changes in unrealized gains and losses are reported as a component of other comprehensive income. Changes in unrealized gains and losses on trading securities are included in other, net in the consolidated statements of earnings and comprehensive income (loss). Investments in held-to-maturity instruments with original maturities greater than three months are recorded at amortized cost.
Derivative financial instruments are recognized as assets or liabilities in the financial statements and measured at fair value on a recurring basis. Changes in the fair value of derivative financial instruments that are designated as fair value hedges are recorded in net earnings, while the effective portion of the changes in the fair value of derivative financial instruments that are designated as cash flow hedges are recorded as a component of other comprehensive income until settlement. For derivative financial instruments not designated as hedging instruments, gains or losses resulting from changes in the fair value are reported in other, net in the consolidated statements of earnings and comprehensive income (loss).
The company may use derivative financial instruments to manage its exposure to interest rate risk for its long-term fixed-rate debt portfolio and foreign currency exchange risk related to receipts from customers and payments to suppliers denominated in foreign currencies. The company does not use derivative financial instruments for trading or speculative purposes, nor does it use leveraged financial instruments. Credit risk related to derivative financial instruments is considered minimal and is managed through the use of multiple counterparties with high credit standards and periodic settlements of positions, as well as by entering into master netting agreements with most of our counterparties.

NORTHROP GRUMMAN CORPORATION

Income Taxes
Provisions for federal and foreign income taxes are calculated on reported earnings before income taxes based on current tax law and include the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions differ from the amounts currently payable because certain items of income and expense are recognized in different periods for financial reporting purposes than for income tax purposes. The company recognizes federal and foreign interest accrued related to unrecognized tax benefits in income tax expense. Federal tax penalties are recognized as a component of income tax expense.
In accordance with industry practice and regulations that govern the cost accounting requirements for government contracts, current state and local income and franchise taxes are generally considered allowable and allocable costs and are therefore recorded in operating costs and expenses. The company recognizes changes in deferred state taxes and unrecognized state tax benefits in unallocated corporate expenses.
Uncertain tax positions reflect the company’s expected treatment of tax positions taken in a filed tax return, or planned to be taken in a future tax return or claim, which have not been reflected in measuring income tax expense for financial reporting purposes. Until these positions are sustained by the taxing authorities or the statute of limitations concerning such issues lapses, the company does not recognize the tax benefits resulting from such positions and reports the tax effects as a liability for uncertain tax positions in its consolidated statements of financial position.
Cash and Cash Equivalents
Cash and cash equivalents are comprised of cash in banks and highly liquid instruments with original maturities of three months or less, primarily consisting of bank time deposits and investments in institutional money market funds. The company does not invest in high yield or high risk securities. Cash in bank accounts at times may exceed federally insured limits.
Accounts Receivable and Inventoried Costs
Accounts receivable include amounts billed and currently due from customers, as well as amounts currently due but unbilled (primarily related to costs incurred on contracts accounted for under the cost-to-cost method of percentage-of-completion accounting). Accounts receivable also include certain estimated contract change amounts, claims or REAs in negotiation that are probable of recovery and amounts retained by the customer pending contract completion.
Inventoried costs primarily relate to work in process on contracts accounted for under the units-of-delivery method of percentage-of-completion accounting. These costs represent accumulated contract costs less the portion of such costs allocated to delivered items. Product inventory primarily consists of raw materials and is stated at the lower of cost or market, generally using the average cost method.
Accumulated contract costs in unbilled accounts receivable and inventoried costs include direct production costs, factory and engineering overhead, production tooling costs, and, for government contracts, allowable general and administrative expenses. According to the provisions of U.S. Government contracts, the customer asserts title to, or a security interest in, inventories related to such contracts as a result of contract advances, performance-based payments, and progress payments. In accordance with industry practice, unbilled accounts receivable and inventoried costs are classified as current assets and include amounts related to contracts having production cycles longer than one year. Payments received in excess of inventoried costs and unbilled accounts receivable amounts on a contract by contract basis are recorded as advance payments and amounts in excess of costs incurred in the consolidated statements of financial position.

NORTHROP GRUMMAN CORPORATION

Property, Plant and Equipment
Property, plant and equipment are depreciated over the estimated useful lives of individual assets. Most of these assets are depreciated using declining-balance methods, with the remainder using the straight-line method. Major classes of property, plant and equipment and their useful lives are as follows:

		December 31
Useful life in years, $ in millions	Useful Life	2015	2014
Land and land improvements	Up to 40(1)	$381	$373
Buildings and improvements	Up to 45	1,618	1,589
Machinery and other equipment	Up to 20	4,610	4,401
Capitalized software costs	3-5	406	428
Leasehold improvements	Length of Lease(2)	898	811
Property, plant and equipment, at cost		7,913	7,602
Accumulated depreciation		(4,849)	(4,611)
Property, plant and equipment, net		$3,064	$2,991

(1)	Land is not a depreciable asset.

(2)	Leasehold improvements are depreciated over the shorter of the useful life of the asset or the length of the lease.
Leases
The company uses its incremental borrowing rate in the assessment of lease classification as capital or operating and defines the initial lease term to include renewal options determined to be reasonably assured. The majority of our leases are operating leases.
Many of the company’s real property lease agreements contain incentives for tenant improvements, rent holidays, or rent escalation clauses. For tenant improvement incentives, the company records a deferred rent liability and amortizes the deferred rent over the term of the lease as a reduction to rent expense. For rent holidays and rent escalation clauses during the lease term, the company records rental expenses on a straight-line basis over the term of the lease. For purposes of recognizing lease incentives, the company uses the date of initial possession as the commencement date, which is generally when the company is given the right of access to the space and begins to make improvements in preparation of intended use.
Goodwill and Other Purchased Intangible Assets
The company tests for impairment of goodwill annually as of December 31, or when we believe a potential impairment exists. When performing the goodwill impairment test, the company uses a discounted cash flow approach corroborated by comparative market multiples, where appropriate, to determine the fair value of its reporting units.
Goodwill and other purchased intangible asset balances are included in the identifiable assets of their assigned business segment. The company charges goodwill impairment, as well as the amortization of other purchased intangible assets, against the respective segment’s operating income. Purchased intangible assets are amortized on a straight-line basis over their estimated useful lives.
Cash Surrender Value of Life Insurance Policies
The company maintains whole life insurance policies on a group of executives, which are recorded at their cash surrender value as determined by the insurance carrier. The company also has split-dollar life insurance policies on former officers and executives from acquired businesses, which are recorded at the lesser of their cash surrender value or premiums paid. These policies are utilized as a partial funding source for deferred compensation and other non-qualified employee retirement plans. As of December 31, 2015 and 2014, the carrying values associated with these policies were $284 million and $290 million, respectively, and are recorded in other non-current assets in the consolidated statements of financial position.
Litigation, Commitments and Contingencies
Amounts associated with litigation, commitments and contingencies are recorded as reserves when management, after considering the facts and circumstances of each matter as then known to management, has determined it is probable a liability will be found to have been incurred and the amount of the loss can be reasonably estimated. When only a range of amounts is established and no amount within the range is more likely than another, the low

NORTHROP GRUMMAN CORPORATION

end of the range is recorded. Legal fees are expensed as incurred. Due to the inherent uncertainties surrounding gain contingencies, we generally do not recognize potential gains until realized.
Retirement Benefits
The company sponsors various defined benefit pension plans and defined contribution retirement plans covering substantially all of its employees. In most cases, our defined contribution plans provide for up to a 50 percent match of employee contributions up to eight percent of compensation. The company also provides post-retirement benefits other than pensions, consisting principally of health care and life insurance benefits, to eligible retirees and qualifying dependents.
The liabilities, unamortized benefit plan costs and annual income or expense of the company’s defined benefit pension and other post-retirement benefit plans are determined using methodologies that involve several actuarial assumptions. Unamortized benefit plan costs consist primarily of accumulated net after-tax actuarial losses.
Because U.S. Government regulations require that the costs of pension and other post-retirement plans be charged to our contracts in accordance with the Federal Acquisition Regulation (FAR) and the related U.S. Government Cost Accounting Standards (CAS) that govern such plans, we calculate retiree benefit plan costs under both CAS and FAS (GAAP Financial Accounting Standards) methods. While both FAS and CAS recognize a normal service cost component in measuring periodic pension cost, there are differences in the way the components of annual pension costs are calculated under each method. Measuring plan obligations under FAS and CAS includes different assumptions and models, such as in estimating earnings on plan assets and calculating interest expense. In addition, the periods over which gains/losses related to pension assets and actuarial changes are amortized are different under FAS and CAS. As a result, annual retiree benefit plan expense amounts for FAS are different from the amounts for CAS even though the ultimate cost of providing benefits over the life of the plans is the same under either method. CAS retiree benefit plan costs are charged to contracts and are included in segment operating income, and the difference between CAS and FAS expense is recorded in operating income at the consolidated company level.
Net actuarial gains or losses are amortized to expense on a plan-by-plan basis when they exceed the accounting corridor. The accounting corridor is a defined range within which amortization of net gains and losses is not required and is equal to 10 percent of the greater of plan assets or benefit obligations. Gains or losses outside of the corridor are subject to amortization over our average employee future service period of approximately nine years. Not all net periodic pension expense is recognized in net earnings in the year incurred because it is allocated as production costs and a portion remains in inventory at the end of a reporting period. The company’s funding policy for the qualified pension plans is to contribute, at a minimum, the statutorily required amount to an irrevocable trust.
Stock Compensation
The company’s stock compensation plans are classified as equity plans and compensation expense is generally recognized over the vesting period (typically three years), net of estimated forfeitures. The company issues stock awards in the form of restricted performance stock rights and restricted stock rights under its existing plans. The fair value of stock awards is determined based on the closing market price of the company’s common stock on the grant date. At each reporting date, the number of shares is adjusted to equal the number ultimately expected to vest.
Accounting Standards Updates
On May 28, 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU)No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 supersedes existing revenue recognition guidance, including Accounting Standards Codification No. 605-35, Revenue Recognition - Construction-Type and Production-Type Contracts. ASU 2014-09 outlines a single set of comprehensive principles for recognizing revenue under U.S. GAAP. Among other things, it requires companies to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time. These concepts, as well as other aspects of ASU 2014-09, may change the method and/or timing of revenue recognition for certain of our contracts. On July 9, 2015, the FASB approved a one year deferral of the effective date of ASU 2014-09 to annual reporting periods beginning after December 15, 2017. ASU 2014-09 may be applied either retrospectively or through the use of a modified-retrospective method. We are currently evaluating both methods of adoption as well as the effect ASU 2014-09 will have on the company’s consolidated financial position, annual results of operations and cash flows.
On November 20, 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. ASU 2015-17 simplifies the presentation of deferred income taxes and requires that deferred tax assets and liabilities, as well as any related valuation allowance, be classified as noncurrent in a classified statement of financial position. The company adopted ASU 2015-17 during the fourth quarter of 2015 and applied it retrospectively to all periods presented.

NORTHROP GRUMMAN CORPORATION

Other accounting standards updates effective after December 31, 2015, are not expected to have a material effect on the company’s consolidated financial position, annual results of operations and/or cash flows.
Reclassifications
As a result of the company's adoption of ASU 2015-17, we now present deferred tax assets and liabilities as non-current. This change resulted in a reclassification of $404 million of net current deferred tax assets reported in our 2014 consolidated statement of financial position to non-current deferred tax assets. This reclassification reduced our current assets as of December 31, 2014, but had no impact on total assets.
As a result of the company's realignment, certain amounts in these financial statements have been reclassified to reflect the new organizational structure and segment realignments (see Notes 3 and 7 below).
Shareholders' Equity
The company records the difference between the cost of shares repurchased and their par value as well as tax withholding in excess of related stock compensation expense as a reduction of paid-in capital to the extent available and then as a reduction of retained earnings.
Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss are as follows:

	December 31
$ in millions	2015	2014
Unamortized benefit plan costs, net of tax benefit of $3,350 in 2015 and $3,395 in 2014	$(5,241)	$(5,316)
Cumulative translation adjustment	(82)	(41)
Net unrealized gain on marketable securities and cash flow hedges, net of tax	3	1
Total accumulated other comprehensive loss	$(5,320)	$(5,356)
Unamortized benefit plan costs consist primarily of net after-tax actuarial losses totaling $5.5 billion and $5.6 billion as of December 31, 2015 and 2014, respectively. Net actuarial gains or losses are re-determined annually or upon remeasurement events and principally arise from changes in the interest rate used to discount our benefit obligations and differences between expected and actual returns on plan assets.
Reclassifications from accumulated other comprehensive income to net earnings related to the amortization of benefit plan costs were $388 million, $145 million and $319 million, net of taxes, for the years ended December 31, 2015, 2014 and 2013, respectively. The reclassifications represent the amortization of net actuarial losses and prior service credits for the company's retirement benefit plans, and are included in the computation of net periodic pension cost (see Note 12 below for further information).
Reclassifications from accumulated other comprehensive income to net earnings, relating to cumulative translation adjustments, marketable securities and effective cash flow hedges for the years ended December 31, 2015, 2014 and 2013, respectively, were not material. Reclassifications for cumulative translation adjustments and marketable securities are recorded in other income, and reclassifications for effective cash flow hedges are recorded in operating income.
2. EARNINGS PER SHARE, SHARE REPURCHASES AND DIVIDENDS ON COMMON STOCK
Basic Earnings Per Share
We calculate basic earnings per share by dividing net earnings by the weighted-average number of shares of common stock outstanding during each period.
Diluted Earnings Per Share
Diluted earnings per share includes the dilutive effect of awards granted to employees under stock-based compensation plans. The dilutive effect of these securities totaled 2.2 million, 3.3 million and 4.3 million shares for the years ended December 31, 2015, 2014 and 2013, respectively. We had no anti-dilutive stock options outstanding for the years ended December 31, 2015, 2014 and 2013, respectively.
Share Repurchases
On May 15, 2013, the company's board of directors authorized a share repurchase program of up to $4.0 billion of the company’s common stock (2013 Repurchase Program). Repurchases under the 2013 Repurchase Program commenced in September 2013 and were completed in March 2015.

NORTHROP GRUMMAN CORPORATION

On December 4, 2014, the company's board of directors authorized a new share repurchase program of up to $3.0 billion of the company's common stock (2014 Repurchase Program). Repurchases under the 2014 Repurchase Program commenced in March 2015 upon the completion of the company's 2013 Repurchase Program. As of December 31, 2015, repurchases under the 2014 Repurchase Program totaled $2.7 billion; $0.3 billion remained under this share repurchase authorization. By its terms, the 2014 Repurchase Program is set to expire when we have used all authorized funds for repurchases.
On September 16, 2015, the company's board of directors authorized a new share repurchase program of up to $4.0 billion of the company's common stock (2015 Repurchase Program). By its terms, repurchases under the 2015 Repurchase Program are set to commence upon completion of the 2014 Repurchase Program and to expire when we have used all authorized funds for repurchases.
Share repurchases take place from time to time, subject to market conditions and management's discretion, in the open market or in privately negotiated transactions. The company retires its common stock upon repurchase and has not made any purchases of common stock other than in connection with these publicly announced repurchase programs in the periods presented.
The table below summarizes the company’s share repurchases:

Repurchase Program Authorization Date	Amount Authorized (in millions)	Total Shares Retired (in millions)	Average Price Per Share(1)	Date Completed	Shares Repurchased (in millions)

					Year Ended December 31
					2015	2014	2013
June 16, 2010	$5,350	83.7	$63.86	September 2013	—	—	18.6
May 15, 2013	$4,000	32.8	$121.97	March 2015	2.7	21.4	8.7
December 4, 2014	$3,000	16.6	$164.72		16.6	—	—
September 16, 2015	$4,000	—	$—		—	—	—
					19.3	21.4	27.3

(1)	Includes commissions paid.
Dividends on Common Stock
In May 2015, the company increased the quarterly common stock dividend 14 percent to $0.80 per share from the previous amount of $0.70 per share.
In May 2014, the company increased the quarterly common stock dividend 15 percent to $0.70 per share from the previous amount of $0.61 per share.
In May 2013, the company increased the quarterly common stock dividend 11 percent to $0.61 per share from the previous amount of $0.55 per share.

NORTHROP GRUMMAN CORPORATION

3. SEGMENT INFORMATION
At December 31, 2015, the company was aligned in four segments: Aerospace Systems, Electronic Systems, Information Systems and Technical Services. Effective January 1, 2016, the company realigned our segments from four to three: Aerospace Systems, Mission Systems and Technology Services. This realignment is reflected in the recast financial information for each of the periods presented below.
The following table presents sales and operating income by segment:

	Year Ended December 31
$ in millions	2015	2014	2013
Sales
Aerospace Systems	$9,940	$9,910	$9,999
Mission Systems	10,674	11,001	11,468
Technology Services	4,819	4,902	4,992
Intersegment eliminations	(1,907)	(1,834)	(1,798)
Total sales	23,526	23,979	24,661
Operating income
Aerospace Systems	1,205	1,285	1,214
Mission Systems	1,410	1,557	1,619
Technology Services	514	461	464
Intersegment eliminations	(209)	(204)	(217)
Total segment operating income	2,920	3,099	3,080
Reconciliation to operating income:
Net FAS/CAS pension adjustment	348	269	168
Unallocated corporate expenses	(190)	(169)	(119)
Other	(2)	(3)	(6)
Total operating income	$3,076	$3,196	$3,123
Net FAS/CAS Pension Adjustment
For financial statement purposes, we account for our employee pension plans in accordance with GAAP under FAS. However, the cost of these plans is charged to our contracts in accordance with the FAR and the related CAS that govern such plans. The net FAS/CAS pension adjustment reflects the difference between CAS pension expense included as cost in segment operating income and FAS pension expense determined in accordance with GAAP.
2015 - The increase in net FAS/CAS pension adjustment is principally due to higher 2015 CAS expense resulting from changes in mortality assumptions and demographic experience, partially offset by an increase in 2015 FAS expense as a result of changes in our FAS discount rate and mortality assumptions as of December 31, 2014.
2014 - The increase in net FAS/CAS pension adjustment is principally due to a reduction in FAS expense, largely due to the increase in our FAS discount rate assumptions as of December 31, 2013. The reduction in FAS expense was partially offset by lower CAS expense due to the passage of the Highway and Transportation Funding Act of 2014 (HATFA), which included provisions that reduce the amount of CAS expense charged to our contracts.
Unallocated Corporate Expenses
Unallocated corporate expenses include the portion of corporate expenses not considered allowable or allocable under applicable CAS or the FAR, and are therefore not allocated to the segments. Such costs consist of a portion of management and administration, legal, environmental, compensation costs, retiree benefits and certain unallowable costs such as lobbying activities, among others.
2015 - The increase in unallocated corporate expenses for 2015, as compared to 2014, is principally due to a $21 million increase in unallocated state income taxes due in part to a change in accounting methods approved by the Internal Revenue Service (IRS) during the fourth quarter of 2015.
2014 - The increase in unallocated corporate expenses for 2014, as compared to 2013, is primarily due to increases in year-over-year provisions for environmental matters.

NORTHROP GRUMMAN CORPORATION

Intersegment Sales and Operating Income
Sales between segments are recorded at values that include intercompany operating income for the performing segment based on that segment’s estimated operating margin rate for external sales. Such intercompany operating income is eliminated in consolidation.
The following table presents intersegment sales and operating income before eliminations:

	Year Ended December 31
$ in millions	2015		2014		2013
	Sales	Operating Income	Sales	Operating Income	Sales	Operating Income
Intersegment sales and operating income
Aerospace Systems	$221	$27	$166	$21	$138	$17
Mission Systems	781	97	842	115	834	133
Technology Services	905	85	826	68	826	67
Total	$1,907	$209	$1,834	$204	$1,798	$217
Assets
Substantially all of the company’s operating assets are located in the U.S. The following table presents assets by segment:
.

	December 31
$ in millions	2015	2014
Assets
Aerospace Systems	$7,049	$6,828
Mission Systems	9,475	9,509
Technology Services	3,047	3,137
Segment assets	19,571	19,474
Corporate assets(1)	4,883	7,098
Total assets	$24,454	$26,572

(1)	Corporate assets principally consist of cash and cash equivalents and deferred tax assets.
Capital Expenditures and Depreciation and Amortization
The following table presents capital expenditures and depreciation and amortization by segment:

	Capital Expenditures			Depreciation and Amortization(1)
$ in millions	2015	2014	2013	2015	2014	2013
Aerospace Systems	$237	$376	$190	$215	$208	$213
Mission Systems	141	131	107	153	158	181
Technology Services	3	3	7	36	36	35
Corporate	90	51	60	63	60	66
Total	$471	$561	$364	$467	$462	$495

(1)	Depreciation and amortization expense includes amortization of purchased intangible assets, as well as amortization of deferred and other outsourcing costs.
4. ACCOUNTS RECEIVABLE, NET
Unbilled amounts represent sales for which billings have not been presented to customers by period-end. These amounts are usually billed and collected within one year. Substantially all accounts receivable at December 31, 2015 are expected to be collected in 2016. The company does not believe it has significant exposure to credit risk, as accounts receivable and the related unbilled amounts are primarily from contracts where the U.S. Government is the primary customer.

NORTHROP GRUMMAN CORPORATION

Accounts receivable consisted of the following:

	December 31
$ in millions	2015	2014
Due from U.S. Government
Billed	$506	$536
Unbilled	7,699	6,806
Progress and performance-based payments received	(6,140)	(5,150)
	2,065	2,192
Due from International and Other Customers(1)
Billed	223	283
Unbilled	3,713	3,461
Progress and performance-based payments received	(3,101)	(3,062)
	835	682
Total accounts receivable	2,900	2,874
Allowance for doubtful accounts	(59)	(68)
Total accounts receivable, net	$2,841	$2,806

(1)	Includes receivables due from the U.S. Government associated with foreign military sales.
5. INVENTORIED COSTS, NET
Inventoried costs consisted of the following:

	December 31
$ in millions	2015	2014
Production costs of contracts in process	$1,218	$1,257
General and administrative expenses	293	252
	1,511	1,509
Progress and performance-based payments received	(807)	(873)
	704	636
Product inventory	103	106
Total inventoried costs, net	$807	$742
6. INCOME TAXES
Federal and foreign income tax expense consisted of the following:

	Year Ended December 31
$ in millions	2015	2014	2013
Federal income tax expense:
Current	$310	$701	$803
Deferred	472	155	84
Total federal income tax expense	782	856	887
Foreign income tax expense:
Current	21	10	28
Deferred	(3)	2	(4)
Total foreign income tax expense	18	12	24
Total federal and foreign income tax expense	$800	$868	$911
Earnings from foreign operations before income taxes are not material for all periods presented.

NORTHROP GRUMMAN CORPORATION

Income tax expense differs from the amount computed by multiplying the statutory federal income tax rate times earnings before income taxes due to the following:

	Year Ended December 31
$ in millions	2015	2014	2013
Income tax expense at statutory rate	$976	$1,028	$1,002
Research tax credit	(119)	(43)	(37)
Manufacturing deduction	(31)	(48)	(63)
Settlements with taxing authorities	—	(51)	—
Other, net	(26)	(18)	9
Total federal and foreign income taxes	$800	$868	$911
2015 – The effective tax rate for 2015 was 28.7 percent, as compared with 29.6 percent in 2014. This reduction was driven by a $76 million increase in research credits primarily resulting from additional credits claimed on our prior year tax returns, partially offset by a $51 million benefit recorded in 2014 for the partial resolution of the IRS examination of our 2007-2009 tax returns.
2014 – The effective tax rate for 2014 was 29.6 percent, as compared with 31.8 percent in 2013. The decline in the company's lower effective tax rate for 2014 reflects a $51 million benefit for the partial resolution of our 2007-2009 IRS examination.
Income tax payments, net of refunds received, were $118 million, $727 million and $880 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Uncertain Tax Positions
The company files income tax returns in the U.S. federal jurisdiction and in various state and foreign jurisdictions. The company's 2007-2013 tax returns are currently either under IRS examination or appeals. In the first quarter of 2014, the U.S. Congressional Joint Committee on Taxation approved a partial resolution of the IRS examination of the company's 2007-2009 tax returns. As a result, the company recorded a reduction of income tax expense of $51 million. The company also reduced its unrecognized tax benefits by $59 million and related accrued interest by $12 million. During 2014, the company filed appeals with the IRS for the unresolved 2007-2009 tax return matters and for unresolved 2010-2011 examination matters.
The company believes it is reasonably possible that within the next twelve months, we may resolve certain matters on the years under examination or appeals, resulting in a reduction of our unrecognized tax benefits up to $175 million and a reduction of our income tax expense up to $45 million.
Open tax years related to state and foreign jurisdictions remain subject to examination, but are not considered material.
The change in unrecognized tax benefits during 2015, 2014 and 2013, excluding interest, is as follows:

	December 31
$ in millions	2015	2014	2013
Unrecognized tax benefits at beginning of the year	$210	$241	$156
Additions based on tax positions related to the current year	52	62	56
Additions for tax positions of prior years	17	9	44
Settlements with taxing authorities	(10)	(61)	(1)
Other, net	(46)	(41)	(14)
Net change in unrecognized tax benefits	13	(31)	85
Unrecognized tax benefits at end of the year	$223	$210	$241
These liabilities, along with $23 million of accrued interest and penalties, are included in other current and non-current liabilities in the consolidated statements of financial position. If the income tax benefits from these tax positions are ultimately realized, $173 million of federal and foreign tax benefits would reduce the company’s effective tax rate.
Net interest expense within the company's federal, foreign and state income tax provisions was not material for all years presented.

NORTHROP GRUMMAN CORPORATION

Deferred Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and tax purposes. Net deferred tax assets and liabilities are classified as non-current in the consolidated statements of financial position.
The tax effects of significant temporary differences and carryforwards that gave rise to year-end deferred federal, state and foreign tax balances, as presented in the consolidated statements of financial position, are as follows:

	December 31
$ in millions	2015	2014
Deferred Tax Assets
Retiree benefits	$2,549	$2,745
Accrued employee compensation	316	311
Provisions for accrued liabilities	347	392
Inventory	227	—
Stock-based compensation	76	91
Other	68	104
Gross deferred tax assets	3,583	3,643
Less valuation allowance	(34)	(53)
Net deferred tax assets	3,549	3,590
Deferred Tax Liabilities
Goodwill	788	787
Property, plant and equipment, net	297	315
Contract accounting differences	976	332
Other	79	130
Deferred tax liabilities	2,140	1,564
Total net deferred tax assets	$1,409	$2,026
Realization of deferred tax assets is primarily dependent on generating sufficient taxable income in future periods. The company believes it is more-likely-than-not all deferred tax assets will be realized, net of valuation allowances currently established.
At December 31, 2015, the company has available unused net operating losses of $198 million that may be applied against future taxable income, primarily in the United Kingdom, that may be used indefinitely. A valuation allowance of $34 million has been recorded against certain deferred tax assets due to the uncertainty of the realization of these net operating losses and other deferred tax assets, principally in foreign jurisdictions.
Undistributed Foreign Earnings
As of December 31, 2015, the company has accumulated undistributed earnings generated by its foreign subsidiaries of approximately $560 million. No deferred tax liability has been recorded on these earnings since the company intends to permanently reinvest these earnings and expects future U.S. cash generation will be sufficient to meet future U.S. cash needs. Should these earnings be distributed in the form of dividends or otherwise, the distributions would result in tax of approximately $45 million, representing U.S. federal income tax, less foreign tax credits available to offset such distributions.
7. GOODWILL AND OTHER PURCHASED INTANGIBLE ASSETS
Goodwill
Goodwill and other purchased intangible assets are included in the identifiable assets of the segment to which the operations of the acquired entity have been assigned. Accumulated goodwill impairment losses at December 31, 2015 and 2014, totaled $570 million at the Aerospace Systems segment.

NORTHROP GRUMMAN CORPORATION

Changes in the carrying amounts of goodwill for the years ended December 31, 2015 and 2014, were as follows:

$ in millions	Aerospace Systems	Mission Systems	Technology Services	Total
Balance as of December 31, 2013	$3,742	$6,714	$1,982	$12,438
Businesses acquired and other(1)	—	(8)	36	28
Balance as of December 31, 2014	$3,742	$6,706	$2,018	$12,466
Businesses acquired and other(1)	—	(2)	(4)	(6)
Balance as of December 31, 2015	$3,742	$6,704	$2,014	$12,460

(1)	Other consists primarily of adjustments for foreign currency translation.
Purchased Intangible Assets
Net contract, program, and other intangible assets comprise the following:

	December 31
$ in millions	2015	2014
Gross contract, program and other intangible assets	$1,828	$1,831
Less accumulated amortization	(1,751)	(1,730)
Net contract, program and other intangible assets	$77	$101
Amortization expense for 2015, 2014 and 2013, was $22 million, $22 million and $26 million, respectively. The company’s purchased intangible assets are being amortized on a straight-line basis over an aggregate weighted-average period of 21 years and are included in other non-current assets in the consolidated statements of financial position. As of December 31, 2015, the expected future amortization of purchased intangibles for each of the next five years is as follows:

$ in millions
Year Ending December 31
2016	$16
2017	14
2018	12
2019	10
2020	6
8. FAIR VALUE OF FINANCIAL INSTRUMENTS
The following table presents comparative carrying value and fair value information for our financial assets and liabilities:

	December 31, 2015		December 31, 2014
$ in millions	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets (Liabilities)
Marketable securities
Trading	$303	$303	$331	$331
Available-for-sale	7	7	5	5
Derivatives	5	5	1	1
Long-term debt, including current portion	(6,526)	(6,907)	(5,928)	(6,726)
There were no transfers of financial instruments between the three levels of the fair value hierarchy during the years ended December 31, 2015 and 2014
The carrying value of cash and cash equivalents approximates fair value.

NORTHROP GRUMMAN CORPORATION

Investments in Marketable Securities
The company holds a portfolio of marketable securities consisting of securities that are classified as either trading or available-for-sale to partially fund non-qualified employee benefit plans. These assets are recorded at fair value on a recurring basis and substantially all of these instruments are valued using Level 1 inputs, with an immaterial amount valued using Level 2 inputs. As of December 31, 2015 and 2014, marketable securities of $310 million and $336 million, respectively, were included in other non-current assets in the consolidated statements of financial position.
Derivative Financial Instruments and Hedging Activities
The company's derivative portfolio consists primarily of foreign currency forward contracts. The notional value of the company's derivative portfolio at December 31, 2015 and 2014 was $141 million and $146 million, respectively. The portion of the notional value designated as cash flow hedges at December 31, 2015 and 2014, was $10 million and $34 million, respectively. Substantially all of these instruments are valued using Level 2 inputs. Where model-derived valuations are appropriate, the company utilizes the income approach to determine the fair value and uses the applicable London Interbank Offered Rate (LIBOR) swap rates. The derivative fair values and related unrealized gains/losses at December 31, 2015 and 2014, were not material.
Long-Term Debt
The fair value of long-term debt is calculated using Level 2 inputs, based on interest rates available for debt with terms and maturities similar to the company’s existing debt arrangements.
9. LONG-TERM DEBT
Credit Facility
In the third quarter of 2015, the Company amended its $1.8 billion five-year credit facility dated August 29, 2013 by reducing the aggregate principal amount available under the facility to $1.6 billion and extending the maturity to July 2020 (the “2015 Credit Agreement”).
The 2015 Credit Agreement contains generally customary terms and conditions, including covenants restricting the company's ability to sell all or substantially all of its assets, merge or consolidate with another entity or undertake other fundamental changes and incur liens. The company also cannot permit the ratio of its debt to capitalization (as set forth in the Credit Agreement) to exceed 65 percent. At December 31, 2015, the company was in compliance with all covenants under the Credit Agreement and there was no balance outstanding under this facility.
Unsecured Senior Notes
In February 2015, the company issued $600 million of unsecured senior notes due April 15, 2045 with a fixed interest rate of 3.85 percent (the Notes). Interest on the Notes is payable semi-annually in arrears. The Notes are subject to redemption, in whole or in part, at the company's discretion at any time, or from time to time, prior to maturity at a redemption price equal to the greater of the principal amount of the Notes or an applicable “make-whole” amount, plus accrued and unpaid interest. We are using the net proceeds from this offering for general corporate purposes, including the funding of a $500 million voluntary contribution to our pension plans in the first quarter of 2015 and a debt repayment due in 2016.

NORTHROP GRUMMAN CORPORATION

Long-term debt consists of the following:

$ in millions		December 31
		2015	2014
Fixed-rate notes and debentures, maturing in	Interest rate
2016	7.75%	$107	$107
2018	1.75% - 6.75%	1,050	1,050
2019	5.05%	500	500
2021	3.50%	700	700
2023	3.25%	1,050	1,050
2026	7.75% - 7.88%	527	527
2031	7.75%	466	466
2040	5.05%	300	300
2043	4.75%	950	950
2045	3.85%	600	—
Capital leases	Various	31	33
Other	Various	245	245
Total long-term debt		6,526	5,928
Less: current portion		110	3
Long-term debt, net of current portion		$6,416	$5,925
Indentures underlying long-term debt issued by the company or its subsidiaries contain various restrictions with respect to the issuer, including one or more restrictions relating to limitations on liens, sale-leaseback arrangements and funded debt of subsidiaries. The majority of these fixed rate notes and debentures are subject to redemption at the company’s discretion at any time prior to maturity in whole or in part at the principal amount plus any make-whole premium and accrued and unpaid interest. Interest on these fixed rate notes and debentures are payable semi-annually in arrears.
Total interest payments, net of interest received, were $291 million, $281 million, and $234 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Maturities of long-term debt as of December 31, 2015, are as follows:

$ in millions
Year Ending December 31
2016	$110
2017	3
2018	1,053
2019	504
2020	31
Thereafter	4,822
Total principal payments	6,523
Unamortized premium on long-term debt, net of discount	3
Total long-term debt	$6,526
10. INVESTIGATIONS, CLAIMS AND LITIGATION
Litigation
On May 4, 2012, the company commenced an action, Northrop Grumman Systems Corp. v. United States, in the U.S. Court of Federal Claims. This lawsuit relates to an approximately $875 million firm fixed price contract awarded to the company in 2007 by the U.S. Postal Service (USPS) for the construction and delivery of flats sequencing systems (FSS) as part of the postal automation program. The FSS have been delivered. The company's lawsuit is based on various theories of liability. The complaint seeks approximately $63 million for unpaid portions of the contract price, and approximately $115 million based on the company's assertions that, through various acts

NORTHROP GRUMMAN CORPORATION

and omissions over the life of the contract, the USPS adversely affected the cost and schedule of performance and materially altered the company's obligations under the contract. The United States responded to the company's complaint with an answer, denying most of the company's claims, and counterclaims seeking approximately $410 million, less certain amounts outstanding under the contract. The principal counterclaim alleges that the company delayed its performance and caused damages to the USPS because USPS did not realize certain costs savings as early as it had expected. On April 2, 2013, the U.S. Department of Justice informed the company of a False Claims Act complaint relating to the FSS contract that was filed under seal by a relator in June 2011 in the U.S. District Court for the Eastern District of Virginia. On June 3, 2013, the United States filed a Notice informing the Court that the United States had decided not to intervene in this case. The relator alleged that the company violated the False Claims Act in a number of ways with respect to the FSS contract, alleged damage to the USPS in an amount of at least approximately $179 million annually, alleged that he was improperly discharged in retaliation, and sought an unspecified partial refund of the contract purchase price, penalties, attorney's fees and other costs of suit. The relator later voluntarily dismissed his retaliation claim and reasserted it in a separate arbitration, which he also ultimately voluntarily dismissed. On September 5, 2014, the court granted the company's motion for summary judgment and ordered the relator's False Claims Act case be dismissed with prejudice. On December 19, 2014, the company filed a motion for partial summary judgment asking the court to dismiss the principal counterclaim referenced above. On June 29, 2015, the Court heard argument and denied that motion without prejudice to filing a later motion to dismiss. Although the ultimate outcome of these matters (“the FSS matters,” collectively), including any possible loss, cannot be predicted or estimated at this time, the company intends vigorously to pursue and defend the FSS matters.
On August 8, 2013, the company received a court-appointed expert's report in litigation pending in the Second Federal Court of the Federal District in Brazil brought by the Brazilian Post and Telegraph Corporation (ECT), a Brazilian state-owned entity, against Solystic SAS (Solystic), a French subsidiary of the company, and two of its consortium partners. In this suit, commenced on December 17, 2004, and relatively inactive for some period of time, ECT alleges the consortium breached its contract with ECT and seeks damages of approximately R$111 million (the equivalent of approximately $28 million as of December 31, 2015), plus interest, inflation adjustments and attorneys’ fees, as authorized by Brazilian law, which amounts could be significant over time. The original suit sought R$89 million (the equivalent of approximately $23 million as of December 31, 2015) in damages. In October 2013, ECT asserted an additional damage claim of R$22 million (the equivalent of approximately $6 million as of December 31, 2015). In its counterclaim, Solystic alleges ECT breached the contract by wrongfully refusing to accept the equipment Solystic had designed and built and seeks damages of approximately €31 million (the equivalent of approximately $34 million as of December 31, 2015), plus interest, inflation adjustments and attorneys’ fees, as authorized by Brazilian law. The Brazilian court retained an expert to consider certain issues pending before it. On August 8, 2013 and September 10, 2014, the company received reports from the expert, which contain some recommended findings relating to liability and the damages calculations put forth by ECT. Some of the expert's recommended findings were favorable to the company and others were favorable to ECT. In November 2014, the parties submitted comments on the expert's most recent report. On June 16, 2015, the court published a decision denying the parties' request to present oral testimony. At some future point, the court is expected to issue a decision on the parties' claims and counterclaims that could accept or reject, in whole or in part, the expert’s recommended findings.
The company is one of several defendants in litigation brought by the Orange County Water District in Orange County Superior Court in California on December 17, 2004, for alleged contribution to volatile organic chemical contamination of the County's shallow groundwater. The lawsuit includes counts against the defendants for violation of the Orange County Water District Act, the California Super Fund Act, negligence, nuisance, trespass and declaratory relief. Among other things, the lawsuit seeks unspecified damages for the cost of remediation, payment of attorney fees and costs, and punitive damages. Trial on the statutory claims (those based on the Orange County Water District Act, the California Super Fund Act and declaratory relief) concluded on September 25, 2012. On October 29, 2013, the court issued its decision in favor of the defendants on the statutory claims. On May 9, 2014, the court granted defendants' dispositive motions on the remaining tort causes of action. Notice of entry of judgment was filed on July 1, 2014. The Orange County Water District filed a notice of appeal on August 28, 2014. The Orange County Water District filed its opening brief on October 14, 2015. The company is preparing its response.
The company is a party to various investigations, lawsuits, claims and other legal proceedings, including government investigations and claims, that arise in the ordinary course of our business. The nature of legal proceedings is such that we cannot assure the outcome of any particular matter. However, based on information available to the company to date, and other than with respect to the FSS matters discussed separately above, the company does not believe that the outcome of any matter pending against the company is likely to have a material

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adverse effect on the company's consolidated financial position as of December 31, 2015, or its annual results of operations or cash flows.
11. COMMITMENTS AND CONTINGENCIES
Guarantees of Subsidiary Performance Obligations
From time to time in the ordinary course of business, the company guarantees obligations of its subsidiaries under certain contracts. Generally, the company is liable under such an arrangement only if its subsidiary is unable to perform under its contract. Historically, the company has not incurred any substantial liabilities resulting from these guarantees.
In addition, the company’s subsidiaries may enter into joint ventures, teaming and other business arrangements (collectively, Business Arrangements) to support our products and services in U.S. and international markets. The company generally strives to limit its exposure under these arrangements to its subsidiary’s investment in the Business Arrangements or to the extent of such subsidiary’s obligations under the applicable contract. In some cases, however, the company may be required to guarantee performance by the Business Arrangements and, in such cases, the company generally strives to obtain cross-indemnification from the other members of the Business Arrangements.
At December 31, 2015, the company is not aware of any existing event of default that would require it to satisfy any of these guarantees.
U.S. Government Cost Claims
From time to time, the company is advised of claims by the U.S. Government concerning certain potential disallowed costs, plus, at times, penalties and interest. When such findings are presented, the company and the U.S. Government representatives engage in discussions to enable the company to evaluate the merits of these claims, as well as to assess the amounts being claimed. Where appropriate, provisions are made to reflect the company’s estimated exposure for matters raised by the U.S. Government. Such provisions are reviewed periodically using the most recent information available. The company believes it has adequately reserved for disputed amounts that are probable and estimable, and the outcome of any such matters would not have a material adverse effect on its consolidated financial position as of December 31, 2015, or its annual results of operations and/or cash flows.
Environmental Matters
The table below summarizes management's estimate of the range of reasonably possible future costs for environmental remediation, the amount accrued within that range, and the deferred costs expected to be recoverable through overhead charges on U.S. Government contracts as of December 31, 2015 and 2014:

$ in millions	Range of Reasonably Possible Future Costs(1)	Accrued Costs(2)	Deferred Costs(3)
December 31, 2015	$353 - $812	$370	$186
December 31, 2014	363 - 809	381	193

(1)	The range of reasonably possible future costs does not take into consideration amounts expected to be recoverable through overhead charges on U.S. Government contracts.

(2)	As of December 31, 2015, $113 million is recorded in other current liabilities and $257 million is recorded in other non-current liabilities.

(3)	As of December 31, 2015, $57 million is deferred in inventoried costs and $129 million is deferred in other non-current assets. These amounts are evaluated for recoverability on a routine basis.
Although management cannot predict whether new information gained as our environmental remediation projects progress, or as changes in facts and circumstances occur, will materially affect the estimated liability accrued, we do not anticipate future remediation expenditures associated with our currently identified projects will have a material adverse effect on the company's consolidated financial position as of December 31, 2015, or its annual results of operations and/or cash flows.
Financial Arrangements
In the ordinary course of business, the company uses standby letters of credit and guarantees issued by commercial banks, and surety bonds issued principally by insurance companies to guarantee the performance on certain obligations. At December 31, 2015, there were $235 million of stand-by letters of credit and guarantees, and $151 million of surety bonds outstanding.

NORTHROP GRUMMAN CORPORATION

Indemnifications
The company has retained certain environmental, income tax and other potential liabilities in connection with certain of its divestitures. The settlement of these liabilities is not expected to have a material adverse effect on the company’s consolidated financial position as of December 31, 2015, or its annual results of operations and/or cash flows.
Operating Leases
Rental expense for operating leases was $302 million in 2015, $304 million in 2014, and $298 million in 2013. These amounts are net of immaterial amounts of sublease rental income. Minimum rental commitments under long-term non-cancelable operating leases as of December 31, 2015 are payable as follows:

$ in millions
Year Ending December 31
2016	$251
2017	201
2018	135
2019	99
2020	61
Thereafter	92
Total minimum lease payments	$839
Subsequent Event - Included in the amounts listed in the table above are annual rental expenses of approximately $17 million for a facility currently under lease through December 31, 2021. On January 4, 2016, we exercised an option to purchase the facility for approximately $150 million. The purchase is expected to close in the first quarter of 2016.
12. RETIREMENT BENEFITS
Plan Descriptions
Defined Benefit Pension Plans – The company sponsors several defined benefit pension plans in the U.S. covering the majority of its employees. Pension benefits for most employees are based on the employee’s years of service, age and compensation. It is our policy to fund at least the minimum amount required for all qualified plans, using actuarial cost methods and assumptions acceptable under U.S. Government regulations, by making payments into benefit trusts separate from the company.
Defined Contribution Plans – The company also sponsors 401(k) defined contribution plans in which most employees are eligible to participate, including certain employees covered under collective bargaining agreements. Company contributions for most plans are based on employer matching of up to 50 percent of employee contributions up to eight percent of compensation. In addition to the 401(k) defined contribution benefit, certain employees hired after June 30, 2008, are eligible to participate in a defined contribution program in lieu of a defined benefit pension plan. The company’s contributions to these defined contribution plans for the years ended December 31, 2015, 2014 and 2013, were $291 million, $282 million and $285 million, respectively.
Non-U.S. Benefit Plans – The company sponsors several benefit plans for non-U.S. employees. These plans are designed to provide benefits appropriate to local practice and in accordance with local regulations. Some of these plans are funded using benefit trusts that are separate from the company.
Medical and Life Benefits – The company provides a portion of the costs for certain health care and life insurance benefits for a substantial number of its active and retired employees. Certain covered employees achieve eligibility to participate in these plans upon retirement from active service if they meet specified age and years of service requirements. Qualifying dependents are also eligible for plan benefits in certain circumstances. The company reserves the right to amend or terminate the plans at any time. The company has capped the amount of its contributions to substantially all of its remaining post retirement medical and life benefit plans.
In addition to a company and employee cost-sharing feature, the health plans also have provisions for deductibles, co-payments, coinsurance percentages, out-of-pocket limits, conformance to a schedule of reasonable fees, the use of managed care providers and coordination of benefits with other plans. The plans also provide for a Medicare

NORTHROP GRUMMAN CORPORATION

carve-out. Subsequent to January 1, 2005 (or earlier at some segments), newly hired employees are not eligible for subsidized post retirement medical and life benefits.
In the first quarter of 2014, we communicated an amendment to most of our Medicare-eligible retirees, that beginning in the third quarter of 2014, in lieu of the benefits previously provided under the plans, the company will provide subsidies to reimburse retirees for a portion of the cost of individual Medicare-supplemental coverage purchased directly by the retiree through a private insurance exchange. The amendment did not affect Pre-Medicare retirees. We expect that the cost of retiree medical coverage in 2016 will be comparable to 2015.
Summary Plan Results
The cost to the company of its retirement benefit plans is shown in the following table:

	Year Ended December 31
	Pension Benefits			Medical and Life Benefits
$ in millions	2015	2014	2013	2015	2014	2013
Components of net periodic benefit cost
Service cost	$484	$457	$516	$35	$34	$36
Interest cost	1,224	1,260	1,117	94	99	96
Expected return on plan assets	(1,975)	(1,871)	(1,809)	(89)	(83)	(75)
Amortization of:
Prior service credit	(60)	(59)	(58)	(28)	(45)	(51)
Net loss from previous years	682	327	608	27	13	30
Other	—	1	—	—	—	—
Net periodic benefit cost	$355	$115	$374	$39	$18	$36
The table below summarizes the components of changes in unamortized benefit plan costs for the years ended December 31, 2015, 2014 and 2013:

$ in millions	Pension Benefits	Medical and Life Benefits	Total
Changes in unamortized benefit plan costs
Change in net actuarial loss	$(2,158)	$(280)	$(2,438)
Amortization of:
Prior service credit	58	51	109
Net loss from previous years	(608)	(30)	(638)
Tax expense related to above items	1,075	102	1,177
Change in unamortized benefit plan costs – 2013	(1,633)	(157)	(1,790)
Change in net actuarial loss	3,833	234	4,067
Change in prior service cost	—	(92)	(92)
Amortization of:
Prior service credit	59	45	104
Net loss from previous years	(327)	(13)	(340)
Tax benefit related to above items	(1,357)	(66)	(1,423)
Change in unamortized benefit plan costs – 2014	2,208	108	2,316
Change in net actuarial loss	626	(125)	501
Change in prior service cost	—	—	—
Amortization of:
Prior service credit	60	28	88
Net loss from previous years	(682)	(27)	(709)
Tax (benefit) expense related to above items	(1)	46	45
Change in unamortized benefit plan costs – 2015	$3	$(78)	$(75)

NORTHROP GRUMMAN CORPORATION

The table below presents the components of accumulated other comprehensive loss related to the company's retirement benefit plans:

	Pension Benefits		Medical and Life Benefits
$ in millions	2015	2014	2015	2014
Amounts recorded in accumulated other comprehensive loss
Net actuarial loss	$(8,741)	$(8,797)	$(220)	$(372)
Prior service credit	304	364	66	94
Income tax benefits related to above items	3,286	3,285	64	110
Unamortized benefit plan costs	$(5,151)	$(5,148)	$(90)	$(168)
The following table sets forth the funded status and amounts recognized in the consolidated statements of financial position for the company’s retirement benefit plans. Pension benefits data includes the qualified plans, foreign plans and U.S. unfunded non-qualified plans for benefits provided to directors, officers and certain employees. The company uses a December 31 measurement date for its plans.

	Pension Benefits		Medical and Life Benefits
$ in millions	2015	2014	2015	2014
Change in plan assets
Fair value of plan assets at beginning of year	$25,063	$24,098	$1,216	$1,175
Net gain on plan assets	(258)	2,298	(5)	108
Employer contributions	578	78	68	57
Participant contributions	10	19	22	50
Benefits paid	(1,428)	(1,409)	(151)	(186)
Other	(15)	(21)	3	12
Fair value of plan assets at end of year	23,950	25,063	1,153	1,216
Change in projected benefit obligation
Projected benefit obligation at beginning of year	30,525	25,972	2,398	2,224
Service cost	484	457	35	34
Interest cost	1,224	1,260	94	99
Participant contributions	10	19	22	50
Plan amendments	—	—	—	(92)
Actuarial (gain) loss	(1,602)	4,273	(219)	258
Benefits paid	(1,428)	(1,409)	(151)	(186)
Other	(31)	(47)	2	11
Projected benefit obligation at end of year	29,182	30,525	2,181	2,398
Funded status	$(5,232)	$(5,462)	$(1,028)	$(1,182)

Classification of amounts recognized in the consolidated statements of financial position
Non-current assets	$18	$3	$79	$80
Current liability	(142)	(133)	(43)	(39)
Non-current liability	(5,108)	(5,332)	(1,064)	(1,223)

NORTHROP GRUMMAN CORPORATION

The following table shows those amounts expected to be recognized in net periodic benefit cost in 2016:

$ in millions	Pension Benefits	Medical and Life Benefits	Total
Amounts expected to be recognized in 2016 net periodic benefit cost
Net actuarial loss	$714	$16	$730
Prior service credit	(60)	(22)	(82)
The accumulated benefit obligation for all defined benefit pension plans was $29.0 billion and $30.3 billion at December 31, 2015 and 2014, respectively.
Amounts for pension plans with accumulated benefit obligations in excess of fair value of plan assets are as follows:

	December 31
$ in millions	2015	2014
Projected benefit obligation	$29,131	$30,405
Accumulated benefit obligation	28,923	30,172
Fair value of plan assets	23,882	24,940

NORTHROP GRUMMAN CORPORATION

Plan Assumptions
On a weighted-average basis, the following assumptions were used to determine benefit obligations and net periodic benefit cost:

	Pension Benefits		Medical and Life Benefits
	2015	2014	2015	2014
Assumptions used to determine benefit obligation at December 31
Discount rate	4.53%	4.12%	4.47%	4.04%
Initial cash balance crediting rate assumed for the next year	3.00%	2.75%
Rate to which the cash balance crediting rate is assumed to increase (the ultimate rate)	3.75%	3.50%
Year that the cash balance crediting rate reaches the ultimate rate	2021	2020
Rate of compensation increase	3.00%	3.00%
Initial health care cost trend rate assumed for the next year			7.00%	6.50%
Rate to which the health care cost trend rate is assumed to decline (the ultimate trend rate)			5.00%	5.00%
Year that the health care cost trend rate reaches the ultimate trend rate			2020	2019
Assumptions used to determine benefit cost for the year ended December 31
Discount rate	4.12%	4.99%	4.04%	4.90%
Initial cash balance crediting rate assumed for the next year	2.75%	3.90%
Rate to which the cash balance crediting rate is assumed to increase (the ultimate rate)	3.50%	4.70%
Year that the cash balance crediting rate reaches the ultimate rate	2020	2019
Expected long-term return on plan assets	8.00%	8.00%	7.58%	7.45%
Rate of compensation increase	3.00%	3.00%
Initial health care cost trend rate assumed for the next year			6.50%	6.50%
Rate to which the health care cost trend rate is assumed to decline (the ultimate trend rate)			5.00%	5.00%
Year that the health care cost trend rate reaches the ultimate trend rate			2019	2017
Plan Assets and Investment Policy
Plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and investment return over the long term. The investment goal is to exceed the assumed rate of return over the long term within reasonable and prudent levels of risk. Through consultation with our investment management team and outside investment advisers, management develops expected long-term returns for each of the plans’ strategic asset classes. In addition to our historical investment performance, we consider several factors, including current market data such as yields/price-earnings ratios, historical market returns over long periods and periodic surveys of investment managers’ expectations. Using policy target allocation percentages and the asset class expected returns, we calculate a weighted-average expected return. Liability studies are conducted on a regular basis to provide guidance in setting investment goals with an objective to balance risk. Risk targets are established and monitored against acceptable ranges.
Our investment policies and procedures are designed to ensure the plans’ investments are in compliance with ERISA (Employee Retirement Income Security Act). Guidelines are established defining permitted investments within each asset class. Derivatives are used for transitioning assets, asset class rebalancing, managing currency risk and for management of fixed income and alternative investments.

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For the majority of the plans’ assets, the investment policies require that the asset allocation be maintained within the following ranges as of December 31, 2015:

Asset Allocation Ranges
U.S. equities	15% - 35%
International equities	10% - 30%
Fixed income securities	20% - 55%
Alternative investments	10% - 30%
The table below provides the fair values of the company’s pension and VEBA trust plan assets at December 31, 2015 and 2014, by asset category. The table also identifies the level of inputs used to determine the fair value of assets in each category (see Note 1 for definition of levels). The significant amount of Level 2 investments in the table results from including in this category investments in pooled funds that contain investments with values based on quoted market prices, but for which the funds are not valued on a quoted market basis, and fixed income securities valued using model-based pricing services.

	Level 1		Level 2		Level 3		Total
$ in millions	2015	2014	2015	2014	2015	2014	2015	2014
Asset category
Cash and cash equivalents(1)	$37	$38	$1,471	$1,737			$1,508	$1,775
U.S. equities(2)	4,043	4,729	593	147	$2	$2	4,638	4,878
International equities(2)	2,300	2,675	2,551	2,062			4,851	4,737
Fixed income securities
U.S. Treasuries			530	957			530	957
U.S. Government Agency			717	909			717	909
Non-U.S. Government			309	440			309	440
Corporate debt			4,919	5,710			4,919	5,710
Asset backed			392	604	1	4	393	608
High yield debt			1,719	586			1,719	586
Bank loans			261	228			261	228
Alternative Investments
Hedge funds					497	632	497	632
Private equities					1,850	2,030	1,850	2,030
Real estate					2,886	2,759	2,886	2,759
Other(3)	20	32	5	(2)			25	30
Fair value of plan assets at the end of the year	$6,400	$7,474	$13,467	$13,378	$5,236	$5,427	$25,103	$26,279

(1)	Cash and cash equivalents are predominantly held in money market or short-term investment funds.
(2) U.S. and international equities represent private investment funds that primarily hold diversified investments in underlying equity securities. These funds are structured as limited partnerships, one of which has an unfunded commitment of $25 million. Redemption periods are monthly with a notice requirement less than 30 days.
(3) Other assets include derivative assets with a fair value of $40 million and $84 million, derivative liabilities with a fair value of $25 million and $59 million, and net notional amounts of $3.2 billion and $3.0 billion, as of December 31, 2015 and 2014, respectively. Derivative instruments may include exchange traded futures contracts, interest rate swaps, options on futures and swaps, currency contracts, total return swaps and credit default swaps. Notional amounts do not quantify risk or represent assets or liabilities of the pension and VEBA trusts, but are used in the calculation of cash settlement under the contracts. The volume of derivative activity is commensurate with the amounts disclosed at year-end. Certain derivative financial instruments within the pension trust are subject to master netting agreements with certain counterparties.

NORTHROP GRUMMAN CORPORATION

The changes in the fair value of the pension and VEBA plan trust assets measured using Level 3 significant unobservable inputs during 2015 and 2014, are as follows:

$ in millions	Hedge funds and High-yield debt	Private equities	Real Estate	Other	Total
Balance as of December 31, 2013	$822	$2,075	$2,767	$6	$5,670
Actual return on plan assets:
Unrealized (losses) gains, net	(46)	(60)	173	—	67
Realized gains, net	89	10	71	—	170
Purchases	21	431	61	—	513
Sales	(254)	(426)	(313)	—	(993)
Balance as of December 31, 2014	632	2,030	2,759	6	5,427
Actual return on plan assets:
Unrealized gains (losses), net	(55)	(193)	235	—	(13)
Realized gains (losses), net	50	(2)	(7)	—	41
Purchases	87	225	52	—	364
Sales	(217)	(210)	(153)	(3)	(583)
Balance as of December 31, 2015	$497	$1,850	$2,886	$3	$5,236

The amount of total gains and (losses) for the period attributable to the change in unrealized gains or (losses) related to assets held at year-end	$(55)	$(172)	$310	$—	$83
There were no transfers of plan assets between the three levels of the fair value hierarchy during the years ended December 31, 2015 and 2014.
Generally, investments are valued based on information in financial publications of general circulation, statistical and valuation services, records of security exchanges, appraisal by qualified persons, transactions and bona fide offers. U.S. and international equities consist primarily of common stocks and institutional common trust funds. Investments in common and preferred shares are valued at the last reported sales price of the stock on the last business day of the reporting period. Units in common trust funds and hedge funds are valued based on the redemption price of units owned by the trusts at year-end. Fair value for real estate and private equity partnerships is primarily based on valuation methodologies that include third party appraisals, comparable transactions, discounted cash flow valuation models and public market data.
Non-government fixed income securities are invested across various industry sectors and credit quality ratings. Generally, investment guidelines are written to limit securities, for example, to no more than five percent of each trust account, and to exclude the purchase of securities issued by the company. The number of real estate, hedge fund and private equity partnerships is 167 and the unfunded commitments are $1.5 billion and $833 million as of December 31, 2015 and 2014, respectively. For alternative investments that cannot be redeemed, the typical investment term is ten years. For alternative investments that permit redemptions, such redemptions are generally made quarterly and require a 90-day notice. The company is generally unable to determine the final redemption date and amount until the request is processed by the investment fund and therefore categorizes such alternative investments as Level 3 assets.
For the years ended December 31, 2015 and 2014, the defined benefit pension and VEBA trusts did not hold any Northrop Grumman common stock.

NORTHROP GRUMMAN CORPORATION

Benefit Payments
The following table reflects estimated future benefit payments for the next ten years, based upon the same assumptions used to measure the benefit obligation, and includes expected future employee service, as of December 31, 2015:

$ in millions	Pension Plans	Medical and Life Plans	Total
Year Ending December 31
2016	$1,469	$151	$1,620
2017	1,513	155	1,668
2018	1,563	158	1,721
2019	1,614	160	1,774
2020	1,664	161	1,825
2021 through 2025	9,065	788	9,853
In 2016, the company expects to contribute the required minimum funding of approximately $79 million to its pension plans and approximately $75 million to its other post-retirement benefit plans. During the year ended December 31, 2015, the company made a voluntary pension contribution of $500 million.
13. STOCK COMPENSATION PLANS AND OTHER COMPENSATION ARRANGEMENTS
Stock Compensation Plans
At December 31, 2015, Northrop Grumman had stock-based compensation awards outstanding under the following plans: the 2001 Long-Term Incentive Stock Plan (2001 Plan) and the 2011 Long-Term Incentive Stock Plan (2011 Plan), both applicable to employees, and the 1993 Stock Plan for Non-Employee Directors (1993 SPND). All of these plans were approved by the company’s shareholders. The company has historically issued new shares to satisfy award grants.
Employee Plans – In 2011, the shareholders of the company approved the company’s 2011 Plan, which replaced the expired 2001 Plan. The 2011 Plan permits grants to key employees of three general types of stock incentive awards: stock options, stock appreciation rights (SARs) and stock awards. Outstanding stock options granted after January 1, 2008, vest in equal increments over three years from the grant date, and grants outstanding expire seven years after the grant date. No SARs have been granted under either plan. Stock awards in the form of restricted performance stock rights (RPSR) and restricted stock rights (RSR) are granted to key employees without payment to the company. The 2011 Plan also provides equity-based award grants to non-employee directors.
Under the 2011 Plan, the company is authorized to issue or transfer shares of common stock pursuant to the types of awards mentioned above. The 2011 Plan authorized 39.1 million new shares plus 6.9 million shares from the 2001 Plan that were previously authorized and available to be issued at the date the 2001 Plan expired. In May 2015, the shareholders of the company approved amendments to the 2011 Plan (Amended 2011 Plan). The Amended 2011 Plan, among other things, removed the prior requirement to count 4.5 shares for every one stock award share issued against the aggregate share limit. Shares issued under the Amended 2011 Plan are counted against the aggregate share limit on a one-for-one basis. Based on a one-for-one share count, the amended shares available for grant are 5.1 million shares, plus 2.4 million of newly authorized shares. Under the terms of the Amended 2011 Plan, in the event awards issued under the 2001 Plan and 2011 Plan and outstanding on March 10, 2015 expire or terminate without being exercised or paid, such shares will become available for award under the Amended 2011 Plan.
Recipients of RPSRs earn shares of stock, based on achievement of financial objectives determined by the board of directors in accordance with the plan. Depending on actual performance against these objectives, recipients earn between 0 and 200 percent of the original grant (between 0 and 150 percent for the company's Corporate Policy Council), as well as dividend equivalents on the ultimate number of shares issued. Termination of employment can result in forfeiture of some or all of the benefits extended.
As of December 31, 2015, 7.5 million shares are available for grant under the Amended 2011 Plan.
Non-Employee Director Plans – Under the 2011 Plan, each non-employee director must defer a portion of their compensation into a stock unit account (Automatic Stock Units). The Automatic Stock Units accrued under the 2011 Plan and the 1993 SPND are paid out in the form of common stock at the conclusion of the director's board service, or earlier, as specified by the director, if he or she has five or more years of service. In addition, each director may elect to defer payment of all or a portion of his or her remaining cash retainer or committee retainer fees into a stock

NORTHROP GRUMMAN CORPORATION

unit account (Elective Stock Units) or in alternative investment options. The Elective Stock Units are paid at the conclusion of board service or earlier as specified by the director, regardless of years of service. Directors are credited with dividend equivalents in connection with the Automatic and Elective Stock Units until shares of common stock related to such stock units are issued. Since all directors are eligible to receive awards under the 2011 Plan, shares from this plan are available for future director awards following the same share counting limits as described for the employee plans. Awards under the 2011 Plan are made pursuant to the Northrop Grumman Corporation Equity Grant Program for Non-Employee Directors under the 2011 Plan (the Director Program), which sets forth the terms and conditions for the awards of stock units as described above.
The Director Program was amended and restated effective January 1, 2016 (the Amended Director Program). In 2016, directors will receive two stock unit grants - a one-time transitional grant on January 1, 2016 (the Transition Stock Units) and an annual grant of Automatic Stock Units on May 18, 2016. The Transition Stock Units will vest on May 18, 2016, and the Automatic Stock Units will vest on the one year anniversary of the grant date. Under the Amended Director Program, directors may elect to have all or any portion of their Transition Stock Units and Automatic Stock Units paid on (A) the earlier of (i) the beginning of a specified calendar year after the vesting date or (ii) their separation from service as a member of the Board, or (B) on the vesting date. Directors may elect to defer to a later year all or a portion of their remaining cash retainer or committee retainer fees into a stock unit account as Elective Stock Units or in alternative investment options. Elective Stock Units are awarded on a calendar quarterly basis. Directors may elect to have all or a portion of their Elective Stock Units paid on the earlier of (i) the beginning of a specified calendar year or (ii) their separation from service as a member of the Board. Stock units awarded under the Amended Director Program will be paid out in an equivalent number of shares of Northrop Grumman common stock.
Compensation Expense
Stock-based compensation expense and the related tax benefits for the years ended December 31, 2015, 2014 and 2013, are as follows:

	Year Ended December 31
$ in millions	2015	2014	2013
Stock-based compensation expense:
Stock options	$—	$—	$4
Stock awards	99	134	140
Total stock-based compensation expense	99	134	144
Tax benefits from the exercise of stock options	6	29	25
Tax benefits from the issuance of stock awards	97	52	16
Total tax benefits recognized for stock-based compensation	$103	$81	$41
At December 31, 2015, there was $88 million of unrecognized compensation expense related to unvested stock awards granted under the company’s stock-based compensation plans. These amounts are expected to be charged to expense over a weighted-average period of 1.3 years.
Stock Options
There were no stock options issued in 2015 or 2014. As of December 31, 2015 and 2014, there were 0.1 million and 0.3 million stock options outstanding, respectively. There were 0.2 million stock options exercised during the year ended December 31, 2015. All stock options outstanding were fully vested and exercisable at December 31, 2015.
The total intrinsic value of exercised stock options for the years ended December 31, 2015, 2014 and 2013, was $18 million, $94 million and $118 million, respectively. The total intrinsic value for options outstanding for the years ended December 31, 2015, 2014 and 2013, was $20 million, $28 million and $101 million, respectively. Intrinsic value is measured using the fair market value at the date of exercise (for options exercised), or at December 31, 2015 (for options outstanding), less the applicable exercise price.
Stock Awards
Compensation expense for stock awards is measured at the grant date based on the fair value of the award and is recognized over the vesting period (generally three years). The fair value of stock awards and performance stock awards is determined based on the closing market price of the company’s common stock on the grant date. The fair value of market-based stock awards is determined at the grant date using a Monte Carlo simulation model. For purposes of measuring compensation expense for performance awards, the number of shares ultimately expected to

NORTHROP GRUMMAN CORPORATION

vest is estimated at each reporting date based on management’s expectations regarding the relevant performance criteria.
Stock award activity for the years ended December 31, 2015, 2014 and 2013, is presented in the table below. Vested awards do not include any adjustments to reflect the final performance measure for issued shares.

	Stock Awards (in thousands)	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Term (in years)
Outstanding at January 1, 2013	3,478	$61	1.6
Granted	1,577	64
Vested	(1,323)	60
Forfeited	(312)	62
Outstanding at December 31, 2013	3,420	$61	1.5
Granted	763	118
Vested	(1,217)	58
Forfeited	(158)	70
Outstanding at December 31, 2014	2,808	$77	1.1
Granted	539	166
Vested	(1,691)	62
Forfeited	(70)	108
Outstanding at December 31, 2015	1,586	$122	1.2
The following table presents the number of RSRs and RPSRs granted to employees under the company's long-term incentive stock plan and the grant date aggregate fair value of those stock awards for the periods presented:

	Year Ended December 31
in millions	2015	2014	2013
RSRs granted	0.2	0.2	0.5
RPSRs granted	0.4	0.6	1.1
Grant date aggregate fair value	$89	$90	$101
The majority of our stock awards are granted annually during the first quarter. RSRs typically vest on the third anniversary of the grant date, while RPSRs generally vest and pay out based on the achievement of financial metrics for the three-year period ending on December 31 of the third year subsequent to grant.
The following table presents the gross number of shares issued to employees in settlement of fully vested stock awards and the total fair value at issuance and on the grant date for the periods presented:

	Year Ended December 31
in millions	2015	2014	2013
Gross number of shares issued(1)	2.6	2.6	3.4
Fair value at issuance(2)	$434	$305	$226
Grant date fair value(2)	143	80	105

(1)	The gross number of shares issued includes the effect of performance adjustments. Actual shares issued to employees are net of shares withheld for taxes.

(2)	The difference between the fair value at issuance and the grant date fair value reflects changes in the fair market value of the company's common stock.
In 2016, the company expects to issue to employees approximately 1.7 million shares of common stock with a grant date fair value of $96 million, principally related to the 2013 RPSR awards that vested as of December 31, 2015.

NORTHROP GRUMMAN CORPORATION

The ultimate amount of shares to be paid out is subject to approval by the Compensation Committee of the Board of Directors and may vary from this estimate.
Cash Awards
The company grants certain employees cash units (CUs) and cash performance units (CPUs). Depending on actual performance against financial objectives, recipients of CPUs earn between 0 and 200 percent of the original grant. The following table presents the minimum and maximum aggregate payout amounts related to those cash awards granted for the periods presented:

	Year Ended December 31
$ in millions	2015	2014	2013
Minimum aggregate payout amount	$37	$32	$32
Maximum aggregate payout amount	194	179	173
The following table presents unrecognized compensation expense associated with the company's cash awards:

	December 31
$ in millions	2015	2014	2013
Unrecognized compensation expense	$128	$122	$108
The majority of our cash awards are granted annually during the first quarter. CUs typically vest and settle in cash on the third anniversary of the grant date, while CPUs generally vest and pay out in cash based on the achievement of financial metrics for a three-year period ending on December 31 of the third year subsequent to grant.
14. UNAUDITED SELECTED QUARTERLY DATA
Unaudited quarterly financial results are set forth in the following tables. It is the company’s long-standing practice to establish actual interim closing dates using a “fiscal” calendar in which we close our books on a Friday near each quarter-end date, in order to normalize the potentially disruptive effects of quarterly closings on business processes. This practice is only used at interim periods within a reporting year.

2015
In millions, except per share amounts	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Sales	$5,957	$5,896	$5,979	$5,694
Operating income	780	813	794	689
Net earnings	484	531	516	459

Basic earnings per share	2.45	2.77	2.78	2.52
Diluted earnings per share	2.41	2.74	2.75	2.49

Weighted-average common shares outstanding	197.7	191.8	185.8	182.1
Weighted-average diluted shares outstanding	200.5	193.7	187.9	184.2

2014
In millions, except per share amounts	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Sales	$5,848	$6,039	$5,984	$6,108
Operating income	845	820	769	762
Net earnings	579	511	473	506

Basic earnings per share	2.68	2.41	2.29	2.52
Diluted earnings per share	2.63	2.37	2.26	2.48

Weighted-average common shares outstanding	216.3	212.4	206.2	200.8
Weighted-average diluted shares outstanding	220.4	215.2	209.2	204.2